 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ethan Allen Interiors Inc.:

We consent to the incorporation by reference in the registration statement (no. 333-138763) on Form S-8 of Ethan Allen Interiors, Inc. of our report dated June 5, 2015 with respect to the statement of net assets available for plan benefits of The Ethan Allen Retirement Savings Plan as of December 31, 2014 which report appears in this December 31, 2015 annual report on Form 11-K of The Ethan Allen Retirement Savings Plan.

/s/ KPMG LLP

Stamford, CT

June 20, 2016